Exhibit 99.1

C1 Financial Reports 2015 Second Quarter Results

St. Petersburg, FL, July 16, 2015 - C1 Financial, Inc. (NYSE:BNK) today reported net income of $4.7 million, or $0.29 per diluted common share for the second quarter of 2015 (“2Q15”), compared to net income of $3.2 million, or $0.20 per diluted common share for the first quarter of 2015 (“1Q15”). The net income for 2Q15 included a $2.6 million pre-tax gain on sale of land, a $1.2 million pre-tax provision for loan loss expense related to the general reserve and in addition to the allowance for net loan growth, a $393 thousand recovery related to a single loan, and a $163 thousand tax adjustment made in conjunction with our 2012 and 2013 tax audit.

MESSAGE FROM PRESIDENT & CHIEF EXECUTIVE OFFICER

Trevor Burgess, President & Chief Executive Officer of C1 Financial, Inc. stated, “We continue to execute on our plan to build the best business-focused bank in Florida, originating $177 million in new loans in the quarter and making significant progress in reducing the amount of acquired classified assets.  Entrepreneurs are choosing C1 Bank because of our speed, our differentiated service, and for our certainty of execution. Extra land purchased around our Wynwood branch appreciated greatly in a very short amount of time and we took the opportunity to book a gain that reflected positively in our tangible book value. In this extraordinary quarter, we also strengthened our balance sheet with an important increase in our allowance for loan losses related to performing loans. With the first half now behind us, we are excited to enter the second half with a strong pipeline of new clients and several great new additions to the C1 Bank management and sales teams.”

2Q15 showed several positive trends in our results and included some special events:

1.	We originated $177 million in new loans in the quarter, resulting in C1 Bank originated loans outstanding up $121 million (+13%) from the prior quarter and $381 million (+57%) year-over-year. Overall loans outstanding (including acquired loans) were $1.361 billion at the end of 2Q15 (up 8.3% from the prior quarter and up 28.1% year-over-year);

2.	Unfunded commitments were $238 million at the end of 2Q15, down $7.2 million (-2.9%) during the quarter and continue to present a clear opportunity for near-term loan funding;

3.	The quarter saw $28 million growth in core deposits. Core deposits reached 78.5% of total deposits at the end of 2Q15, compared to 77.2% at the end of 1Q15. Noninterest-bearing deposits represented 26.5% of total deposits at the end of 2Q15, in line with the previous quarter. Cost of total deposits fell 3 basis points (“bps”) to 0.44% when compared to 1Q15;

4.	Adjusted net interest margin (a non-GAAP measure which excludes the impact of purchase accounting accretion income) improved by 19 bps (from 4.41% for 1Q15 to 4.60% for 2Q15), reflecting the use of excess cash and enhanced by higher loan fees (resulting primarily from loan prepayment related fees);

5.	Net interest income was up $1.2 million when compared to 1Q15, driven mainly by an increase in average loan balances (despite late funding in the quarter) and higher loan fees;

6.	In 2Q15, sales of other real estate owned (“OREO”) reduced our OREO balance by $2.6 million. Including the improvement in nonperforming loans, total nonperforming assets declined $4.9 million when compared to the previous quarter. Our Texas Ratio was 22.4% at the end of 2Q15, improved from 25.7% at the end of 1Q15;

7.	C1 Bank originated nonperforming assets accounted for less than 1% of our total nonperforming assets (with C1 Bank originated nonperforming loans below 0.1% of C1 Bank originated loans outstanding);

8.	Our allowance for loan losses was up 10 bps to 0.56% of total loans at the end of 2Q15, from 0.46% at the end of 1Q15;

9.	Special events in this quarter included: (i) we sold our excess parking lots surrounding our Wynwood branch in Miami for a $2.6 million pre-tax gain; (ii) we booked a $163 thousand tax expense adjustment as a result of an IRS audit (related primarily to years 2012-2013); and (iii) we increased the general reserve for performing loans of our allowance for loan losses approximately $1.2 million in addition to the allowance for net loan growth, which was partially funded by a $393 thousand large recovery (related to the shared national credit loan charged off in 2Q14), resulting in an additional net pre-tax provision for loan loss expense of $808 thousand in 2Q15.

ASSETS

Total assets at the end of 2Q15 were $1.678 billion, $81.1 million higher (+5.1%) than at the end of 1Q15, primarily funded by deposit growth ($16.2 million) and additional longer term Federal Home Loan Bank (“FHLB”) borrowings ($59.0 million).

LOANS

Total loans at the end of 2Q15 were $1.361 billion, up $104.9 million (+8.3%) from the end of 1Q15. Loan growth in 2Q15 was mainly driven by strong loan originations of $177.1 million and funding of unfunded commitments, partially offset by loans paying off in the acquired portfolio, which decreased $15.9 million (-4.8%) from the end of 1Q15 to $315.2 million at the end of 2Q15. The outstanding balance of C1 Bank originated loans grew $120.7 million (+13.0%) during 2Q15. At the end of 2Q15, C1 Bank originated loans represented 77% of the loan portfolio, up from 74% at the end of 1Q15.

DEPOSITS

Total deposits at the end of 2Q15 were $1.216 billion, an increase of $16.2 million (+1.3%) from the end of 1Q15. Core deposits were $954.1 million, or 78.5% of total deposits at the end of 2Q15, compared to $926.3 million, or 77.2% of total deposits at the end of 1Q15. The shift in the deposit mix provided for a 3 bps decline in the cost of total deposits to 0.44% in 2Q15 from 0.47% in 1Q15.

ASSET QUALITY

Nonperforming assets totaled $45.1 million at the end of 2Q15, declining $4.8 million (-9.7%) when compared to the end of 1Q15. The decline in 2Q15 was driven primarily by a reduction of $2.6 million in OREO balances as we continued to sell properties. As a percentage of total assets, nonperforming assets decreased to 2.69% at the end of 2Q15 when compared to 3.13% at the end of 1Q15. Our Texas Ratio improved to 22.4% at the end of 2Q15 from 25.7% at the end of 1Q15. At the end of 2Q15, only $340 thousand, or less than 1.0% of total nonperforming assets, were related to loans originated by C1 Bank.

Total recoveries of $681 thousand, net of charge-offs of $69 thousand, resulted in net recoveries of $612 thousand in 2Q15 (0.19% of total average loans on an annualized basis), which reflected our continued effort to collect deficiencies, excellent credit quality on originated loans and a lower level of charge-offs on the acquired portfolio. The $1.3 million provision for loan losses was primarily driven by net loan growth and the above mentioned addition to general reserves for existing loans, and partially funded by our net recoveries.

Our allowance for loan losses at the end of 2Q15 was $7.7 million (representing 0.56% of total loans), compared to $5.8 million (representing 0.46% of total loans) at the end of 1Q15. On a non-GAAP basis (including remaining loan discount from acquired performing loans), the allowance plus discount amount totaled $10.7 million (representing 0.79% of total loans) at the end of 2Q15, compared to $9.0 million (representing 0.72% of total loans) at the end of 1Q15.

NET INTEREST INCOME AND MARGIN

Net interest income for 2Q15 totaled $16.8 million, up $1.2 million (+7.9%) from 1Q15, mainly driven by growth of our average loans balance combined with an improvement in our earnings assets mix.

Net interest margin for 2Q15 increased 15 bps to 4.71% from 4.56% in 1Q15, mainly driven by a 15 bps higher yield on average earning assets as we redeployed lower-yielding cash investments into higher-yielding loans, and an improvement in the deposit mix (which resulted in a 3 bps decline in the cost of total deposits when compared to the previous quarter), partially offset by higher FHLB interest expense (as we continue to borrow longer term to extend the duration of our liabilities). Strong loan fees (driven primarily by prepayments) enhanced our yield on loans in the quarter, helping to offset the effect of late quarter loan funding. Adjusted net interest margin (which excludes the effect of purchase accounting) for 2Q15 was 4.60%, or 19 bps up from 4.41% in 1Q15.

Our excess cash (defined as our average available cash above our target liquidity level – See explanation of non-GAAP financial measures) was down to $5.6 million at the end of 2Q15, as we successfully deployed it into loans during the quarter. However, this was not fully reflected in the quarter’s earning assets mix, as our average excess cash was $27.6 million for 2Q15.

NONINTEREST INCOME

Noninterest income for 2Q15 totaled $4.3 million, $2.7 million higher when compared to 1Q15. The increase was primarily due to a $2.6 million gain on the sale of land (included in gains on disposals of premises and equipment). Also impacting the increase were higher gains on sales of loans of $354 thousand (due to a higher volume of Small Business Administration (“SBA”) loans sold) and income from bank-owned life insurance (“BOLI”) of $166 thousand (the income from which was not fully reflected in 1Q15 as the ramp-up investment period was completed in early 2Q15). Partially offsetting the increase in noninterest income was a $300 thousand decline in gains on sales of OREO.

NONINTEREST EXPENSE & TAXES

Noninterest expense totaled $11.8 million in 2Q15, relatively flat when compared to 1Q15. Included in noninterest expense for 2Q15 were higher occupancy expenses, primarily due to our new Doral branch, and advertising expenses, primarily due to various promotional items and seasonal events. These higher expenses were mainly offset by declines in OREO related expense and professional fees. Lower OREO related expense was due to fewer OREO properties and lower professional fees were mainly due to less activity relating to OREO properties.

Our income tax expense was $3.3 million for 2Q15 and $2.0 million for 1Q15. Included in income tax expense for 2Q15 was a $163 thousand audit related tax adjustment, which increased the effective tax rate to 40.9% from 38.4% for 1Q15. Excluding this adjustment, our effective tax rate for 2Q15 was 38.9%, in line with 1Q15.

EFFICIENCY

Our efficiency ratio improved to 56.0% in 2Q15 from 68.9% in 1Q15. The efficiency ratio for 2Q15 was down from 1Q15 due to the gain on sale of land and our growth in net interest income. We also closely track annualized revenue per employee and average assets per employee, as measures of efficiency. Annualized revenue per employee was $384 thousand in 2Q15, compared to $326 thousand in 1Q15, while average assets per employee were $6.6 million in 2Q15, compared to $6.5 million in 1Q15, which reflected our efforts to achieve productivity gains as we grow our balance sheet.

NET INCOME

Net income was $4.7 million for 2Q15, compared to $3.2 million for 1Q15. This corresponded to a return on average assets of 1.18% and 0.82% for 2Q15 and 1Q15, respectively, and a return on average equity of 9.88% and 6.81% for 2Q15 and 1Q15, respectively.

CAPITAL

Our consolidated Tier 1 leverage ratio was 12.01% and total risk-based capital ratio was 13.60% as of the end of 2Q15, reflecting that we remained well capitalized under Interim Final Basel III rules. Additional capital ratios are presented in the financial tables.

OTHER EVENTS DURING 2Q15

On April 14, C1 Bank opened in Doral, its 31st banking center and fourth in Miami-Dade County.

On April 30, C1 Bank unveiled its Client Service Vehicle (“C1 Bankmobile”), primarily to be used for disaster recovery and community outreach, and at sporting and community events throughout Florida.

On June 12, C1 Bank announced that Rita Lowman, C1 Bank's Executive Vice President and Chief Operating Officer, was elected the 2017 Chairwoman elect of the Florida Bankers Association.

WEBCAST AND CONFERENCE CALL INFORMATION

C1 Financial, Inc. will host a webcast and conference call at 8:30 a.m. (ET) on July 17, 2015 to discuss second quarter 2015 results and other matters. To access the conference call, please dial 1-888-317-6016. The live webcast audio can be heard at http://services.choruscall.com/links/bnk150717.

C1 Financial, Inc. Information

Our name expresses our ideals to put our Clients 1st and our Community 1st. We are focused on serving the needs of entrepreneurs, tailoring a wide range of relationship banking services to entrepreneurs and their families, including commercial loans and a full line of depository products. We are based in St. Petersburg, Florida and operate from 31 banking centers and one loan production office on the West Coast of Florida and in Miami-Dade and Orange Counties. As of December 31, 2014, we were the 18th largest bank headquartered in the state of Florida by assets and the 16th largest by equity, having grown both organically and through acquisitions, and we were the sixth fastest-growing bank in the country as measured by asset growth for the five-year period ending June 30, 2014. Additional information is available at www.c1bank.com.

Forward-Looking Statements

In addition to historical information, this earnings release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or “may,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. There are a number of potential factors, risks and uncertainties that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These potential factors, risks and uncertainties are discussed in Item 1A of Part I of the Annual Report of C1 Financial, Inc. on Form 10-K for the year ended December 31, 2014.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, we do not assume responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this earnings release to conform our prior statements to actual results or revised expectations.

C1 Financial, Inc.

Consolidated Balance Sheets - Unaudited

(Dollars in thousands, except per share data)

	June 30,	March 31,	June 30,
	2015	2015	2014 (1)

ASSETS
Cash and cash equivalents	$165,200	$182,824	$258,944
Time deposits in other financial institutions	247	-	-
Federal Home Loan Bank stock, at cost	12,476	9,989	8,639
Loans receivable, net	1,348,185	1,245,938	1,054,785
Premises and equipment, net	63,576	64,973	62,938
Other real estate owned, net	27,686	30,321	36,278
Bank-owned life insurance	42,743	43,999	8,825
Accrued interest receivable	3,953	3,668	3,015
Core deposit intangible	824	904	1,190
Prepaid expenses	4,983	5,660	4,792
Other assets	7,933	8,463	9,808
Total assets	$1,677,806	$1,596,739	$1,449,214

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest bearing	$322,173	$318,510	$253,148
Interest bearing	893,815	881,318	882,303
Total deposits	1,215,988	1,199,828	1,135,451

Federal Home Loan Bank advances	261,000	202,500	165,500
Other borrowings	-	-	3,000
Other liabilities	6,263	4,599	5,072
Total liabilities	1,483,251	1,406,927	1,309,023

Stockholders’ equity
Common stock, par value $1.00; 100,000,000 shares authorized	16,101	16,101	13,340
Additional paid-in capital	148,122	148,122	108,404
Retained earnings	30,332	25,589	18,447
Accumulated other comprehensive income	-	-	-
Total stockholders’ equity	194,555	189,812	140,191
Total liabilities and stockholders’ equity	$1,677,806	$1,596,739	$1,449,214
Period-end shares outstanding	16,100,966	16,100,966	13,339,837
Book value per share	$12.08	$11.79	$10.51

(1) Share and per share amounts have been restated to reflect the 7-for-1 reverse stock split completed on August 13, 2014.

C1 Financial, Inc.

Consolidated Income Statements - Unaudited

(Dollars in thousands, except per share data)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2015	2015	2014 (1)	2015	2014 (1)

Interest income
Loans, including fees	$18,899	$17,564	$15,468	$36,463	$30,453
Securities	3	3	29	6	57
Federal funds sold and other	213	202	215	415	397
Total interest income	19,115	17,769	15,712	36,884	30,907

Interest expense
Savings and interest-bearing demand deposits	631	602	518	1,233	1,026
Time deposits	677	784	984	1,461	1,966
Federal Home Loan Bank advances	996	808	599	1,804	1,143
Other borrowings	-	-	14	-	29
Total interest expense	2,304	2,194	2,115	4,498	4,164

Net interest income	16,811	15,575	13,597	32,386	26,743
Provision for loan losses	1,276	191	4,572	1,467	4,608

Net interest income after provision for loan losses	15,535	15,384	9,025	30,919	22,135

Noninterest income
Gains on sales of securities	-	-	241	-	241
Gains on sales of loans	584	230	804	814	1,548
Service charges and fees	581	567	538	1,148	1,132
Bargain purchase gain	-	-	(30)	-	11
Gains on sales of other real estate owned, net	48	348	375	396	652
Bank-owned life insurance	258	92	41	350	77
Mortgage banking fees	-	-	4	-	47
Gains on disposals of premises and equipment	2,588	2	-	2,590	-
Other noninterest income	276	363	374	639	679
Total noninterest income	4,335	1,602	2,347	5,937	4,387

Noninterest expense
Salaries and employee benefits	5,229	5,217	4,282	10,446	8,749
Occupancy expense	1,360	1,212	1,109	2,572	2,172
Furniture and equipment	740	756	641	1,496	1,281
Regulatory assessments	390	361	355	751	705
Network services and data processing	1,080	1,084	940	2,164	1,791
Printing and office supplies	71	58	88	129	193
Postage and delivery	80	84	74	164	129
Advertising and promotion	1,053	826	939	1,879	1,822
Other real estate owned related expense, net	498	593	494	1,091	1,114
Other real estate owned - valuation allowance expense	35	31	185	66	564
Amortization of intangible assets	80	83	141	163	295
Professional fees	509	698	828	1,207	1,424
Loan collection expenses	3	84	175	87	323
Other noninterest expense	717	748	699	1,465	1,385
Total noninterest expense	11,845	11,835	10,950	23,680	21,947

Income before income taxes	8,025	5,151	422	13,176	4,575
Income tax expense	3,282	1,977	192	5,259	1,819
Net Income	$4,743	$3,174	$230	$7,917	$2,756

Weighted average shares outstanding - basic	16,100,966	16,100,966	13,232,152	16,100,966	12,868,044
Weighted average shares outstanding - diluted	16,100,966	16,100,966	13,232,152	16,100,966	12,868,044
Basic net income per share	$0.29	$0.20	$0.02	$0.49	$0.21
Diluted net income per share	0.29	0.20	0.02	0.49	0.21

(1) Share and per share amounts have been restated to reflect the 7-for-1 reverse stock split completed on August 13, 2014.

C1 Financial, Inc.

Average Balance Sheets - Unaudited

(Dollars in thousands)

	For the Three Months Ended
	June 30, 2015			March 31, 2015			June 30, 2014
	Average Balances (1)	Income/ Expense	Yields/ Rates	Average Balances (1)	Income/ Expense	Yields/ Rates	Average Balances (1)	Income/ Expense	Yields/ Rates

Interest-earning assets
Loans receivable (2)	$1,286,665	$18,899	5.89%	$1,207,295	$17,564	5.90%	$1,056,231	$15,468	5.87%
Securities available for sale and other securities	250	3	4.56%	250	3	4.56%	1,050	29	10.79%
Federal funds sold and balances at Federal Reserve Bank	132,527	93	0.28%	166,413	97	0.24%	205,689	138	0.27%
Time deposits in other financial institutions	147	-	0.43%	-	-	0.00%	-	-	0.00%
FHLB stock	11,300	120	4.26%	10,001	105	4.25%	8,320	77	3.73%
Total interest-earning assets	1,430,889	19,115	5.36%	1,383,959	17,769	5.21%	1,271,290	15,712	4.96%
Noninterest-earning assets
Cash and due from banks	36,213			38,175			33,481
Other assets (3)	148,366			154,285			121,353
Total noninterest-earning assets	184,579			192,460			154,834
Total assets	$1,615,468			$1,576,419			$1,426,124

Interest-bearing liabilities
Interest-bearing deposits:
Time	$235,998	677	1.15%	$290,695	784	1.09%	$365,812	984	1.08%
Money market	440,430	476	0.43%	409,553	445	0.44%	341,248	364	0.43%
Negotiable order of withdrawal (NOW)	145,027	133	0.37%	145,943	136	0.38%	143,973	132	0.37%
Savings	39,039	22	0.22%	38,788	21	0.22%	38,899	22	0.22%
Total interest-bearing deposits	860,494	1,308	0.61%	884,979	1,386	0.64%	889,932	1,502	0.68%
Other interest-bearing liabilities:
FHLB advances	233,065	996	1.72%	197,000	808	1.66%	159,028	599	1.51%
Other borrowings	-	-	0.00%	-	-	0.00%	3,000	14	1.96%
Total interest-bearing liabilities	1,093,559	2,304	0.85%	1,081,979	2,194	0.82%	1,051,960	2,115	0.81%
Noninterest-bearing liabilities and stockholders' equity:
Demand deposits	324,831			301,097			228,491
Other liabilities	4,467			4,289			5,020
Stockholders' equity	192,611			189,054			140,653
Total noninterest-bearing liabilities and stockholder's equity	521,909			494,440			374,164
Total liabilities and stockholders' equity	$1,615,468			$1,576,419			$1,426,124
Interest rate spread (taxable-equivalent basis)			4.51%			4.39%			4.15%
Net interest income (taxable-equivalent basis)		$16,811			$15,575			$13,597
Net interest margin (taxable-equivalent basis)			4.71%			4.56%			4.29%
Average interest-earning assets to interest-bearing liabilities			130.85%			127.91%			120.85%

(1)	Calculated using daily averages.
(2)	Average loans are gross, including nonaccrual loans and overdrafts (net of deferred loan fees and before the allowance for loan losses). Interest on loans includes net deferred fees and costs of $1.2 million, $913 thousand and $712 thousand in the three months ended June 30, 2015, March 31, 2015 and June 30, 2014, respectively.
(3)	Other assets include bank-owned life insurance, tax lien certificates, OREO, fixed assets, interest receivable, prepaid expense and others.

C1 Financial, Inc.

Average Balance Sheets - Unaudited

(Dollars in thousands)

	For the Six Months Ended,
	June 30, 2015			June 30, 2014
	Average Balances (1)	Income/ Expense	Yields/ Rates	Average Balances (1)	Income/ Expense	Yields/ Rates

Interest-earning assets
Loans receivable (2)	$1,247,199	$36,463	5.90%	$1,049,220	$30,453	5.85%
Securities available for sale and other securities	250	6	4.56%	657	57	17.63%
Federal funds sold and balances at Federal Reserve Bank	149,377	190	0.26%	182,103	226	0.25%
Time deposits in other financial institutions	74	-	0.47%	-	-	0.00%
FHLB stock	10,654	225	4.25%	8,250	171	4.18%
Total interest-earning assets	1,407,554	36,884	5.28%	1,240,230	30,907	5.03%
Noninterest-earning assets
Cash and due from banks	37,189			42,763
Other assets (3)	151,309			120,025
Total noninterest-earning assets	188,498			162,788
Total assets	$1,596,052			$1,403,018

Interest-bearing liabilities
Interest-bearing deposits:
Time	$263,195	1,461	1.12%	$366,247	1,966	1.08%
Money market	425,077	921	0.44%	337,181	713	0.43%
NOW	145,482	269	0.37%	144,432	270	0.38%
Savings	38,914	43	0.22%	38,452	43	0.22%
Total interest-bearing deposits	872,668	2,694	0.62%	886,312	2,992	0.68%
Other interest-bearing liabilities:
FHLB advances	215,132	1,804	1.69%	155,147	1,143	1.49%
Other borrowings	-	-	0.00%	3,000	29	1.96%
Total interest-bearing liabilities	1,087,800	4,498	0.83%	1,044,459	4,164	0.80%
Noninterest-bearing liabilities and stockholders' equity:
Demand deposits	313,030			219,557
Other liabilities	4,379			4,875
Stockholders' equity	190,843			134,127
Total noninterest-bearing liabilities and stockholder's equity	508,252			358,559
Total liabilities and stockholders' equity	$1,596,052			$1,403,018

Interest rate spread (taxable-equivalent basis)			4.45%			4.23%
Net interest income (taxable-equivalent basis)		$32,386			$26,743
Net interest margin (taxable-equivalent basis)			4.64%			4.35%
Average interest-earning assets to interest-bearing liabilities			129.39%			118.74%

(1)	Calculated using daily averages.
(2)	Average loans are gross, including nonaccrual loans and overdrafts (net of deferred loan fees and before the allowance for loan losses). Interest on loans includes net deferred fees and costs of $2.1 million and $1.1 million in the six months ended June 30, 2015 and June 30, 2014, respectively.
(3)	Other assets include bank-owned life insurance, tax lien certificates, OREO, fixed assets, interest receivable, prepaid expense and others.

C1 Financial, Inc.

Selected Quarterly Financial Data - Unaudited

(In thousands, except per share and employee data)

	2Q15	1Q15	4Q14	3Q14	2Q14 (2)

Statement of Income Data
Interest income	$19,115	$17,769	$17,158	$16,245	$15,712
Interest expense	2,304	2,194	2,239	2,223	2,115
Net interest income	16,811	15,575	14,919	14,022	13,597
Provision (reversal of provision) for loan losses	1,276	191	(1)	207	4,572
Gains on sales of securities	-	-	-	-	241
Bargain purchase gain	-	-	-	37	(30)
Total noninterest income	4,335	1,602	1,554	1,797	2,347
Total noninterest expense	11,845	11,835	14,005	11,280	10,950
Income before income taxes	8,025	5,151	2,469	4,332	422
Income tax expense	3,282	1,977	1,127	1,706	192
Net income	4,743	3,174	1,342	2,626	230

Selected Performance Metrics
Return on average assets	1.18%	0.82%	0.34%	0.70%	0.06%
Return on average equity	9.88%	6.81%	2.84%	6.47%	0.66%
Efficiency ratio (1)	56.0%	68.9%	85.0%	71.3%	69.7%

Full-time equivalent employees at period end	247	244	238	246	221
Revenue per average number of employees (1)	$384	$326	$307	$305	$343
Average assets per average number of employees (1)	6,594	6,541	6,414	6,356	6,759

Per Share Outstanding Data
Net earnings per share	$0.29	$0.20	$0.08	$0.18	$0.02
Diluted net earnings per share	$0.29	$0.20	$0.08	$0.18	$0.02
Weighted average shares	16,101	16,101	16,101	14,572	13,232
Weighted average shares - diluted	16,101	16,101	16,101	14,572	13,232

Book value per share	$12.08	$11.79	$11.59	$11.51	$10.51
Tangible book value per share (1)	$12.02	$11.72	$11.51	$11.43	$10.40
Common shares outstanding at period end	16,101	16,101	16,101	16,101	13,340

Market value per share at period end	$19.38	$18.75	$18.29	$18.13	N/A
Market range per share:
High	19.84	19.10	19.70	18.77	N/A
Low	17.81	16.25	15.98	16.66	N/A

Balance Sheet Data
Cash and cash equivalents	$165,200	$182,824	$185,703	$283,741	$258,944
Other securities (included in Other assets in consolidated balance sheet)	250	250	250	250	250
Total loans	1,361,459	1,256,606	1,188,522	1,134,351	1,062,701
Loans originated by C1 Bank (Nonacquired)	1,046,227	925,511	840,275	757,529	665,615
Loans not originated by C1 Bank (Acquired)	315,232	331,095	348,247	376,822	397,086
Net deferred loan fees	(5,599)	(4,881)	(4,142)	(3,759)	(3,323)
Loans receivable, gross (3)	1,355,860	1,251,725	1,184,380	1,130,592	1,059,378
Allowance for loan losses	(7,675)	(5,787)	(5,324)	(5,441)	(4,593)
Loans receivable, net	1,348,185	1,245,938	1,179,056	1,125,151	1,054,785
Total assets	1,677,806	1,596,739	1,536,691	1,548,045	1,449,214
Total interest-bearing deposits	893,815	881,318	888,959	870,820	882,303
Total deposits	1,215,988	1,199,828	1,167,502	1,164,964	1,135,451

Borrowings	261,000	202,500	178,500	192,000	168,500
Federal Home Loan Bank	261,000	202,500	178,500	189,000	165,500
Other	-	-	-	3,000	3,000
Total liabilities	1,483,251	1,406,927	1,350,053	1,362,749	1,309,023
Total stockholders’ equity	194,555	189,812	186,638	185,296	140,191
Tangible stockholders’ equity (1)	193,482	188,659	185,402	183,973	138,752

Selected Average Balance Sheet Data
Loans receivable, gross (3)	$1,286,665	$1,207,295	$1,145,230	$1,098,466	$1,056,231
Securities available for sale and other securities	250	250	250	250	1,050
Earning assets	1,430,889	1,383,959	1,395,052	1,330,762	1,271,290
Total assets	1,615,468	1,576,419	1,552,264	1,493,667	1,426,124
Total interest-bearing deposits	860,494	884,979	883,373	877,488	889,932
Total deposits	1,185,325	1,186,076	1,174,001	1,147,816	1,118,423
Borrowings	233,065	197,000	186,306	179,964	162,028
Total stockholders’ equity	192,611	189,054	187,270	160,933	140,653

Yields Earned and Rates Paid
Loans receivable, gross (3)	5.89%	5.90%	5.84%	5.79%	5.87%
Adjusted loans receivable, gross (1),(4)	5.79%	5.76%	5.65%	5.65%	5.72%
Securities available for sale and other securities	4.56%	4.56%	4.56%	4.56%	10.79%
Earning assets	5.36%	5.21%	4.88%	4.84%	4.96%
Total interest-bearing deposits	0.61%	0.64%	0.66%	0.68%	0.68%
Total deposits	0.44%	0.47%	0.50%	0.52%	0.54%
Adjusted total deposits (1),(5)	0.45%	0.48%	0.50%	0.53%	0.55%
Borrowings	1.72%	1.66%	1.63%	1.59%	1.52%
Total interest-bearing liabilities	0.85%	0.82%	0.83%	0.83%	0.81%
Net interest margin (NIM)	4.71%	4.56%	4.24%	4.18%	4.29%
Adjusted NIM (1),(6)	4.60%	4.41%	4.05%	4.03%	4.12%

Capital Ratios
Total capital to risk-weighted assets (7)	13.60%	14.01%	14.74%	15.45%	12.42%
Tier 1 capital to risk-weighted assets (7)	13.08%	13.59%	14.33%	14.96%	11.98%
Common equity tier 1 capital to risk-weighted assets (7)	13.08%	13.59%	N/A	N/A	N/A
Tier 1 leverage ratio (7)	12.01%	12.01%	11.95%	12.32%	9.73%
Tangible Equity / Tangible Assets (1)	11.54%	11.82%	12.07%	11.89%	9.58%
Equity / Assets	11.60%	11.89%	12.15%	11.97%	9.67%
Average Equity / Average Assets	11.92%	11.99%	12.06%	10.77%	9.86%

Asset Quality Data
Nonacquired nonperforming assets	$340	$428	$487	$567	$507
Nonaccrual loans	340	428	443	523	463
Other real estate owned (OREO)	-	-	44	44	44
Nonacquired restructured loans (8)	-	-	-	-	-
Nonacquired nonperforming assets to nonacquired loans plus OREO	0.03%	0.05%	0.06%	0.07%	0.08%
Acquired nonperforming assets	$44,804	$49,597	$55,323	$58,004	$57,224
Nonaccrual loans	17,118	19,276	20,451	20,092	20,990
OREO	27,686	30,321	34,872	37,912	36,234
Acquired restructured loans	891	900	906	913	921
Acquired nonperforming assets to acquired loans plus OREO	13.07%	13.72%	14.44%	13.99%	13.21%
Total nonperforming assets	$45,144	$50,025	$55,810	$58,571	$57,731
Nonaccrual loans	17,458	19,704	20,894	20,615	21,453
OREO	27,686	30,321	34,916	37,956	36,278
Total restructured loans	891	900	906	913	921
Total nonperforming assets to total loans plus OREO	3.25%	3.89%	4.56%	5.00%	5.25%
Net charge-offs (recoveries)	$(612)	$(272)	$116	$(641)	$3,605
Charge-offs	69	4	552	157	4,418
Recoveries	(681)	(276)	(436)	(798)	(813)

Asset Quality Ratios
Total nonperforming loans to loans receivable	1.28%	1.57%	1.76%	1.82%	2.02%
Total nonperforming assets to total assets	2.69%	3.13%	3.63%	3.78%	3.98%
Allowance for loan losses to nonperforming loans	43.96%	29.37%	25.48%	26.39%	21.41%
Annualized net charge-offs (recoveries) to total average loans	(0.19)%	(0.09)%	0.04%	(0.23)%	1.37%
Annualized nonacquired net charge-offs (recoveries) to average nonacquired loans	(0.14)%	(0.01)%	0.02%	(0.08)%	2.46%
Allowance for loan losses to total loans receivable	0.56%	0.46%	0.45%	0.48%	0.43%
Allowance for loan losses to nonacquired loans	0.73%	0.63%	0.63%	0.72%	0.69%
Texas ratio (9)	22.4%	25.7%	29.3%	30.9%	40.3%

Loan Composition
Nonacquired loans by type
1-4 family residential real estate	$146,192	$132,253	$123,421	$116,244	$94,675
Owner occupied commercial real estate	136,789	139,780	124,067	107,530	97,458
Nonowner occupied commercial real estate	407,654	343,539	311,239	275,598	240,886
Secured by farmland commercial real estate	52,876	54,774	57,825	59,009	60,179
Multifamily commercial real estate	26,721	26,993	27,385	26,256	26,295
Construction	135,586	92,389	88,072	75,126	52,238
Commercial	63,190	57,683	58,809	58,450	55,031
Consumer	77,219	78,100	49,457	39,316	38,853
Acquired loans by type
1-4 family residential real estate	$90,516	$96,758	$100,995	$105,083	$110,548
Owner occupied commercial real estate	95,445	99,859	107,169	113,957	118,854
Nonowner occupied commercial real estate	83,227	86,089	88,363	95,549	98,705
Secured by farmland commercial real estate	1,941	1,977	2,013	3,242	5,584
Multifamily commercial real estate	5,040	5,140	5,516	5,941	6,437
Construction	16,985	18,738	19,364	20,069	21,092
Commercial	14,556	14,704	16,551	24,423	26,840
Consumer	7,522	7,830	8,276	8,558	9,026

New loan originations (10)	$177,090	$176,356	$139,009	$141,436	$163,611
Unfunded commitments (includes loans, unused lines and standby letters of credit)	237,877	245,051	189,049	181,224	158,557

Deposit Composition
Noninterest-bearing demand	$322,173	$318,510	$278,543	$294,144	$253,148
Interest-bearing demand/NOW	148,724	146,873	140,598	135,623	140,939
Money market and savings	483,157	460,933	435,105	398,000	383,259
Retail time	247,700	251,825	286,979	310,243	330,832
Jumbo time (11)	14,234	21,687	26,277	26,954	27,273

(1) See below for the Generally Accepted Accounting Principles (GAAP) reconciliation and explanation of non-GAAP financial measures.

(2) Share and per share amounts have been restated to reflect the 7-for-1 reverse stock split completed on August 13, 2014.

(3) Total loans, net of deferred loan fees and before the allowance for loan losses. Yield on gross loans is calculated on a 365-day basis and may differ from regulatory “Uniform Bank Performance Report” (UBPR) yield, which annualizes quarterly data by a factor of 4 (Section II, UBPR User’s Guide).

(4) Adjusted yield earned on loans receivable excludes loan accretion from the acquired loan portfolio.

(5) Adjusted rate paid on total deposits excludes amortization of premium for acquired time deposits.

(6) Adjusted net interest margin excludes loan accretion from the acquired loan portfolio, and amortization of premiums for acquired time deposits and Federal Home Loan Bank advances.

(7) Ratios for 2Q15 and 1Q15 are calculated under Interim Final Basel III rules. Ratios prior to 1Q15 are calculated under Basel I rules.

(8) Restructured loans include accruing and nonaccrual troubled debt restructurings. Nonaccrual restructured loans are included in nonaccrual loans.

(9) Texas ratio is calculated as nonperforming assets divided by tangible stockholders’ equity plus allowance for loan losses.

(10) New loan originations represent new loan commitments during the periods presented.

(11) Jumbo time deposits are deposits over $250 thousand.

C1 Financial, Inc.

Generally Accepted Accounting Principles (GAAP) Reconciliation and

    Explanation of Non-GAAP Financial Measures

(In thousands, except per share and employee data)

Some of the financial measures included in this earnings release are not measures of financial performance recognized by GAAP. We believe these non-GAAP financial measures provide useful information to management and investors that is supplementary to our financial condition and results of operations computed in accordance with GAAP; however, we acknowledge that our non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP measures that other companies use. The following tables provide a more detailed analysis of these non-GAAP financial measures.

	2Q15	1Q15	4Q14	3Q14	2Q14 (1)
Loan loss reserves
Allowance for loan losses	$7,675	$5,787	$5,324	$5,441	$4,593
Acquired performing loans discount	3,047	3,242	3,532	3,811	4,093
Total	$10,722	$9,029	$8,856	$9,252	$8,686
Loans receivable, gross	$1,361,459	$1,256,606	$1,188,522	$1,134,351	$1,062,701
Allowance for loan losses to total loans receivable	0.56%	0.46%	0.45%	0.48%	0.43%
Allowance plus performing loans discount to total loans receivable	0.79%	0.72%	0.75%	0.82%	0.82%

Efficiency ratio
Noninterest expense	$11,845	$11,835	$14,005	$11,280	$10,950
Taxable-equivalent net interest income	$16,811	$15,575	$14,919	$14,022	$13,597
Noninterest income	$4,335	$1,602	$1,554	$1,797	$2,347
Gains on sales of securities	-	-	-	-	(241)
Adjusted noninterest income	$4,335	$1,602	$1,554	$1,797	$2,106
Efficiency ratio	56.0%	68.9%	85.0%	71.3%	69.7%

Revenue and average assets per average number of employees
Interest income	$19,115	$17,769	$17,158	$16,245	$15,712
Noninterest income	4,335	1,602	1,554	1,797	2,347
Total revenue	$23,450	$19,371	$18,712	$18,042	$18,059
Total revenue annualized	$94,058	$78,560	$74,238	$71,580	$72,434
Total average assets	$1,615,468	$1,576,419	$1,552,264	$1,493,667	$1,426,124
Average number of employees	245	241	242	235	211
Revenue per average number of employees	$384	$326	$307	$305	$343
Average assets per average number of employees	$6,594	$6,541	$6,414	$6,356	$6,759

Tangible stockholders' equity and Tangible book value per share
Total stockholders' equity	$194,555	$189,812	$186,638	$185,296	$140,191
Less: Goodwill	(249)	(249)	(249)	(249)	(249)
Other intangible assets	(824)	(904)	(987)	(1,074)	(1,190)
Tangible stockholders' equity	$193,482	$188,659	$185,402	$183,973	$138,752
Common shares outstanding	16,101	16,101	16,101	16,101	13,340
Book value per share	$12.08	$11.79	$11.59	$11.51	$10.51
Tangible book value per share	12.02	11.72	11.51	11.43	10.40

Adjusted yield earned on loans
Reported yield on loans	5.89%	5.90%	5.84%	5.79%	5.87%
Effect of accretion income on acquired loans	(0.10)%	(0.14)%	(0.19)%	(0.14)%	(0.15)%
Adjusted yield on loans	5.79%	5.76%	5.65%	5.65%	5.72%

Adjusted rate paid on total deposits
Reported rate paid on total deposits	0.44%	0.47%	0.50%	0.52%	0.54%
Effect of premium amortization on acquired deposits	0.01%	0.01%	0.00%	0.01%	0.01%
Adjusted rate paid on total deposits	0.45%	0.48%	0.50%	0.53%	0.55%

Adjusted net interest margin
Reported net interest margin	4.71%	4.56%	4.24%	4.18%	4.29%
Effect of accretion income on acquired loans	(0.09)%	(0.12)%	(0.16)%	(0.11)%	(0.13)%
Effect of premium amortization on acquired deposits and borrowings	(0.02)%	(0.03)%	(0.03)%	(0.04)%	(0.04)%
Adjusted net interest margin	4.60%	4.41%	4.05%	4.03%	4.12%

Average excess cash
Average total deposits	$1,185,325	$1,186,076	$1,174,001	$1,147,816	$1,118,423
Borrowings due in one year or less	17,750	25,189	28,940	34,753	33,750
Total base for liquidity	$1,203,075	$1,211,265	$1,202,941	$1,182,569	$1,152,173
Minimum liquidity level (10% of base) (a)	$120,308	$121,127	$120,294	$118,257	$115,217
Average cash and cash equivalents (b)	168,740	204,588	271,827	262,617	239,171
Cash above liquidity level (b)-(a)	48,432	83,461	151,533	144,360	123,954
Less estimated short-term deposits	(20,823)	(11,353)	(24,421)	(28,440)	(24,662)
Average excess cash	$27,609	$72,108	$127,112	$115,920	$99,292

Tangible equity to tangible assets
Total stockholders' equity	$194,555	$189,812	$186,638	$185,296	$140,191
Less: Goodwill	(249)	(249)	(249)	(249)	(249)
Other intangible assets	(824)	(904)	(987)	(1,074)	(1,190)
Tangible stockholders' equity	$193,482	$188,659	$185,402	$183,973	$138,752

Total assets	$1,677,806	$1,596,739	$1,536,691	$1,548,045	$1,449,214
Less: Goodwill	(249)	(249)	(249)	(249)	(249)
Other intangible assets	(824)	(904)	(987)	(1,074)	(1,190)
Tangible assets	$1,676,733	$1,595,586	$1,535,455	$1,546,722	$1,447,775

Equity/Assets	11.60%	11.89%	12.15%	11.97%	9.67%
Tangible Equity/Tangible Assets	11.54%	11.82%	12.07%	11.89%	9.58%

(1) Share and per share amounts have been restated to reflect the 7-for-1 reverse stock split completed on August 13, 2014.

Definitions of Non-GAAP financial measures

Allowance for loan losses plus performing loans discount to total loans receivable adds the remaining discount on acquired performing loans to the allowance for loan losses to determine the total reserves and loan discounts established against our loans. Our management believes that this metric provides useful information for investors to analyze the overall level of reserves in banks that have completed acquisitions with no allowance carryover.

Efficiency ratio is defined as total noninterest expense divided by the sum of taxable-equivalent net interest income and noninterest income. Noninterest income is adjusted for nonrecurring gains and losses on sales of securities. This ratio is important to investors looking for a measure of efficiency in the Company's productivity measured by the amount of revenue generated for each dollar spent.

Revenue per average number of employees is annualized total interest income and total noninterest income divided by the average number of employees during the period and measures the Company's productivity by calculating the average amount of revenue generated per employee. Average assets per average number of employees is average assets divided by the average number of employees during the period and measures the average value of assets per employee.

Tangible stockholders' equity is defined as total equity reduced by goodwill and other intangible assets. Tangible book value per share is tangible stockholders' equity divided by total common shares outstanding. This measure is important to investors interested in changes from period-to-period in book value per share exclusive of changes in intangible assets. We have not considered loan servicing rights as an intangible asset for purposes of this calculation.

Adjusted yield earned on loans is our yield on loans after excluding loan accretion from our acquired loan portfolio. Our management uses this metric to better assess the impact of purchase accounting on yield on loans, as the effect of loan discounts accretion is expected to decrease as the acquired loans mature or roll off of our balance sheet.

Adjusted rate paid on total deposits is our cost of deposits after excluding amortization of premiums for acquired time deposits. Our management uses this metric to better assess the impact of purchase accounting on cost of deposits, as the effect of amortization of premiums related to deposits is expected to decrease as the acquired deposits mature or roll off of our balance sheet.

Adjusted net interest margin is net interest margin after excluding loan accretion from the acquired loan portfolio and amortization of premiums for acquired time deposits and Federal Home Loan Bank advances. Our management uses this metric to better assess the impact of purchase accounting on net interest margin, as the effect of loan discounts accretion and amortization of premiums related to deposits or borrowings is expected to decrease as the acquired loans and deposits mature or roll off of our balance sheet.

Average excess cash represents the cash and cash equivalents in excess of our minimum liquidity level (defined as 10% of average total deposits plus borrowings due in one year or less), minus Company estimated short-term deposits. In 2015, based on an historical analysis, we changed our methodology for estimating short-term deposits, which reduced the results beginning in 1Q15.

Tangible equity to tangible assets is defined as total equity reduced by goodwill and other intangible assets, divided by total assets reduced by goodwill and other intangible assets. This measure is important to investors interested in relative changes from period-to-period in total equity and total assets, each exclusive of changes in intangible assets. We have not considered loan servicing rights as an intangible asset for purposes of this calculation.